EXHIBIT 15.2

Letter Re: Unaudited Interim Financial Information

May 8, 2006

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10104

Re: Registration Statement No. 333-64886 on Form S-3 and No. 333-47192 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 5, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York